Exhibit 99.1

Press Release	Source: ICP Solar Technologies Inc.

ICP Solar Raises $3.3 Million in Growth Capital Financing
Wednesday June 11, 1:18 pm ET

Proceeds to be used for New Product Development and Channel Extensions

MONTREAL--(BUSINESS WIRE)--ICP Solar Technologies Inc. (OTCBB: ICPR, FRANKFURT: K1U.F), a developer, manufacturer and marketer of solar panels and products, today announced that it has completed a private placement of 11% senior convertible debentures and warrants to institutional and accredited investors resulting in total gross proceeds of $3.3 million. ICP Solar will use the proceeds towards working capital and to continue to expand its proprietary portfolio of high quality solar products, patents, trademarks and their distribution channels. The investment was led by BridgePointe Master Fund Ltd. managed by Roswell Capital Partners.

Sass Peress, ICP Solar Chairman and Chief Executive Officer, added, "We have invested heavily in our infrastructure over the last year. We believe that our long-term results will bear out that these investments have increased our ability to provide our clients with the most innovative consumer solar products in the industry. This financing will also enable us to further broaden our business model by providing the resources to aggressively grow our residential power generation and OEM channels."

About ICP Solar Technologies, Inc:

ICP Solar is a developer, manufacturer and marketer of solar panels and solar cell based products and building materials. Through the application of next-generation technologies and use of proprietary intellectual design the Company aims to be the industry's innovation leader. For the past 19 years, ICP Solar has led the consumer market through innovation and has now begun to apply that same philosophy to the OEM, rooftop and power generation segment of the solar industry. ICP Solar's management has over 50 years of experience in the renewable energy sector. ICP Solar is the North American licensee of the Coleman® brand in the solar charger category. The company’s headquarters are located in Montreal, Canada, with additional locations in the USA, Spain, Ireland and France.

Corporate information may be found at www.icpsolar.com

The forward-looking statements herein include, but are not limited to, the expected expansion of our solar solutions into Europe Middle East, Asia and Africa. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent SB-2 filing with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

Contact:
ICP Solar
Laurent Lafite, 514-270-5770
Llafite@icpsolar.com

or

Lippert/Heilshorn & Associates
Jody Burfening/Elric Martinez, 212-838-3777
emartinez@lhai.com